Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Form S-3 of our report dated December 8, 2014 with respect to our audit of the financial statements of Royal Energy Resources, Inc., as of August 31, 2014 and for the year then ended.

/s/ GZTY CPA GROUP LLC

Certified Public Accountants

Metuchen, New Jersey

August 9, 2016